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                                     EXHIBIT 99.1



        ROYAL GROUP AND ATRIUM COMPANIES ANNOUNCE PROFILE SUPPLY AGREEMENT


TORONTO & DALLAS--(BUSINESS WIRE)--Sept. 20, 2001--Royal Group Technologies Limited (RYG: TSE, NYSE) announced today that it has entered into agreements with Atrium Companies Inc. to acquire the extrusion assets of Atrium's subsidiary, Thermal Industries, Inc. located in Pittsburgh, Pennsylvania and to supply extruded profiles to Thermal Industries' fabricating operations. The supply agreement and related asset acquisition will be accretive to Royal's net income immediately upon commencement of supply.

Under the terms of the supply agreement, Royal will supply approximately US$7 million per year of extruded profiles to Thermal's fabrication plants located in Pennsylvania. The term of the supply agreement is for a period expiring December 31, 2006.

The extrusion assets, being acquired for US$3.8 million, will be relocated to various Royal Group custom profile manufacturing plants located in the United States and Canada. The relocation of extrusion assets will commence October 1, 2001 and is expected to be completed by December 31, 2001, with supply of extrusions commencing as certain of the purchased assets are made operational.

Vic De Zen, Royal's Chairman, President and C.E.O., noted that, "folding the extrusion assets of Thermal into Royal's existing manufacturing plants will improve plant efficiencies, leverage current investments in manufacturing infrastructure and improve returns on invested capital". Jeff L. Hull, President and C.E.O. of Atrium Companies, Inc., stated that, "Atrium intends to use the proceeds from the transaction to reinvest in other capital assets or for further debt reduction as the company continues to focus on deleveraging activities".

Mr. Hull commented that the decision to source profiles from Royal Group "recognizes that Royal's extensive vertical integration enables it to manufacture superior quality profiles and rapidly respond to changing customer needs". He also noted that the agreements "allow Atrium to focus on its core competancy of window fabrication". Mr. De Zen added that the transaction, "illustrates the window fabrication industry's broadening appreciation for Royal's growing technological edge".

Royal Group Technologies Limited is a manufacturer of innovative, polymer-based home improvement, consumer and construction products. The company has extensive vertical integration, with operations dedicated to provision of materials, machinery, tooling, real estate and transportation services to its plants producing finished products. Royal's manufacturing facilities are primarily located throughout North America, with international operations in South America, Europe and Asia. Additional investment information is available on Royal Group's web site at WWW.ROYALGROUPTECH.COM under the investment information section.

Atrium Companies, Inc. based in Dallas, Texas, is the largest non-wood window manufacturer in the United States, with over $500 million in net sales, more than 5000 employees and 14 manufacturing sites in 11 states.

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The information in this Press Release contains certain forward looking statements with respect to Royal Group Technologies Limited, its subsidiaries and affiliates. By their nature, these forward looking statements involve known and unknown risks, uncertainties and other factors affecting Royal specifically or its industry generally that could cause actual performance and financial results to differ materially from those contemplated by the forward looking statements. These risks and uncertainties include fluctuations in the level of construction activity, changes in product costs and pricing, an inability to achieve or delays in achieving savings related to the cost reductions, consolidation and restructuring programs, changes in product mix, the growth rate of markets into which Royal's products are sold, market acceptance and demand for Royal's products, changes in availability or prices for raw materials, pricing pressures resulting from competition, difficulty developing and introducing new products, failure to penetrate new markets effectively (especially markets in developing countries), the effect on foreign operations of currency fluctuations, tariffs, nationalization, exchange controls, limitations on foreign investment in local business and other political, economic and regulatory risks, difficulty in preserving proprietary technology, changes in environmental regulations and other risks described from time to time in publicly filed disclosure documents and securities commission reports for Royal Group Technologies Limited and its subsidiaries and affiliates. Statements made in this press release are made as of September 20, 2001 and Royal disclaims any intention or obligation to update or revise any statements made herein, whether as a result of new information, future events or otherwise.

Statements by Atrium in this press release, other than statements of historical information, are forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward looking statements are inherently uncertain. Actual performance and results may differ materially from those projected or suggested herein due to certain risks and uncertainties including, without limitation, operating risks. Those and other risks are described in Atriums filings with the Securities and Exchange Commission (the "SEC") made over the last 12 months, copies of which are available from the SEC or may be obtained upon request from Atrium.

For further information contact:


At Royal:                                At Atrium:
Vic De Zen                               Jeff L. Hull
Chairman, President and C.E.O.           President and C.E.O.
Or                                       Phone: (214) 630 5757
Mark Badger, Vice President,             Fax: (214) 630 5058
Corporate Communications
Phone: (905) 264-0701
Fax: (905) 264-0702